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Pricing Supplement No. 1 Dated September 7, 2000             Rule   424(b)(3)
(To Prospectus dated April 21, 1999 and                      File No.  333-71585
Prospectus Supplement dated September 7, 2000)               CUSIP:    12707EAA8


                       Cabot Industrial Properties, L.P.
                    Series A Medium-Term Notes - Fixed Rate
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
Principal Amount:                 $20,000,000             Interest Rate:                         8.50%
Agents Discount or Commission:    $    90,000             Stated Maturity Date:    September 15, 2010
Nets Proceeds to Issuer:          $19,910,000             Original Issue Date:     September 12, 2000
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

Interest Payment Dates:    Every March 15 and September 15, commencing
                           March 15, 2001

Redemption:
[X]  The Notes cannot be redeemed prior to the Stated Maturity Date,
[_]  The Notes may be redeemed prior to the Stated Maturity Date.
     Initial Redemption Date:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction:_______% until Redemption Percentage is 100% of the principal amount.

Optional Repayment:
[X]  The Notes cannot be repaid prior to the Stated Maturity Date
[_]  The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
     Option Repayment Dates:
     Repayment Price: __________%

Currency:
     Specified Currency:  U.S. Dollars
       (If other than U.S. dollars, see attached)
     Minimum Denominations:
       (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:     [_]  Yes               [X]  No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X]  Book-Entry        [_]  Certificated

Agent: [_]  Merrill Lynch & Co.       [_]  BNY Capital Markets, Inc.
       [_]  Chase Securities Inc.     [_]  First Union Securities, Inc.
       [_]  Goldman, Sachs & Co.      [X]  J.P. Morgan & Co.
       [_]  Other ____________________________________________

Agent acting in the capacity as indicated below:
       [_]  Agent             [X]  Principal

If as principal:
       [_] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       [X] The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as Agent:
   The Notes are being offered at a fixed initial public offering price of _____% of Principal Amount.

Other Provisions: